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                                                                 Exhibit 10(cc)
                                                                         10(pp)
                                                                         10(qq)
Resolution No. 71                                                        10(ae)
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                          Lockheed Martin Corporation
                               Board of Directors
                               September 28, 1995

      Amendment of Former Lockheed and Martin Marietta Stock Option Plans

            Lockheed Corporation 1992 Employee Stock Option Program Lockheed Corporation 1982 Employee Stock Purchase Program Lockheed Corporation 1986 Employee Stock Purchase Program
      Martin Marietta Corporation 1984 Stock Option Plan for Key Employees

          RESOLVED, That Section 11 of each of the Lockheed Corporation 1982 Employee Stock Purchase Program and the Lockheed Corporation 1986 Employee Stock Purchase Program be amended substantially in the form noted below:

          RESOLVED FURTHER, That a new Section 6 (e) be added to the Martin Marietta Corporation 1984 Stock Option Plan for Key Employees substantially in the form noted below;

               Tax Withholding. Any withholding obligation under applicable tax laws shall be paid in cash, or subject to the Committee's express authorization and the restrictions, conditions and procedures as the Committee may impose, any one or combination of (i) cash, (ii) the delivery of shares of Lockheed Martin Corporation common stock, (iii) a reduction in the amount of shares of Lockheed Martin Corporation common stock or other amounts otherwise issuable or payable pursuant to the exercise of options, or (iv) the delivery of a promissory note, or other obligation for the further payment in money, the terms and conditions of which shall be determined by the Committee. In the case of a payment by the means described in clause (ii) or (iii) above, the shares to be so delivered or offset shall be determined by reference to the closing price as reported on the composite tape of the New York Stock Exchange of the shares on the date as of which the payment or offset is made. Notwithstanding anything in this section to the contrary, no person shall be permitted to use the methods described in clause (iii) or (iv) if use of such method would fail to satisfy the applicable requirements of Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, including but not limited to the shareholder approval requirements of such rule.

          RESOLVED FURTHER, That participants exercising options under the Lockheed Corporation 1992 Employee Stock Option Program, Lockheed Corporation 1982 Employee Stock Purchase Program and the Lockheed
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     Corporation 1986 Employee Stock Purchase Program and the Martin Marietta
     Corporation 1984 Stock Option Plan for Key Employees may, in accordance with procedures adopted by the Corporation, apply shares issued upon the exercise of options or previously acquired shares to satisfy tax withholding requirements;

          RESOLVED FURTHER, That the proper officers of the Corporation be and each hereby is authorized to execute and deliver such documents , and to take all such further actions, as such officers shall determine in their sole discretion to be necessary or advisable to effect the intent of the foregoing resolution.